Exhibit 99.1

ProBility Media Corp. Announces Annual Financial Results

Company Completes Financial Disclosures with Publishing of FYE 2021 and 2020 in Accordance with SEC Rule 15c-211 and OTC Markets

Coconut Creek, Florida July 21, 2021 /PRNewsire/, ProBility Media Corp. (OTCPK: PBYA), an education company building the first online and hands on combined full-service training and career advancement brand for the skilled trades, announces its financial results for the fiscal years ending 2021 and 2020.

Successful Restructuring and Highlights

The Company changed its fiscal year end to May 31.

Beginning in 2019, ProBility Media Corp. (ProBility or PBYA) went through a restructuring to eliminate non-performing divisions and excess corporate overhead. Compared to its last public filing in 2018, management successfully retired or settled over $8.1 million in debt, reducing its debt by over 56%.

For fiscal year ending May 31, 2020, management successfully turned an operating profit of $321,549 compared to an accumulated loss of over $12.9 million through April of 2018 and $6.5 million in the three months between February and April 2018. Management’s efforts eliminated a run rate of over $12 million in annual operating losses to an operating profit.

Senior management removed the majority of subsidiary management in 2019 and reduced overhead dramatically. These efforts allowed ProBility to sustain a period of reduced revenue during COVID-19 for its two subsidiaries North American Crane Bureau (NACB) and Disco Learning Media (Disco) that rely heavily on revenue from training within large corporations.

In late 2019, management began an aggressive switch from physical classes at its existing locations to additional virtual classes. In March 2020, ProBility was prepared to handle the increase of 500% attendance in virtual programs. The focus on virtual programs and digital marketing lead ProBility to expand its programs offered to over 15 states in the United States.

In recent months, NACB and Disco have returned to pre-Covid revenue. NACB has emerged as one of the few remaining crane, hoist and safety training providers in the United States. Demand for its programs and services have increased to the point that additional trainers had to be added to accommodate the increase in corporate training. NACB is poised to grow substantially over the next few years as we are able to offer new programs, superior training with reduced competition.

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“We are proud to be celebrating our 35th year anniversary. Our clients appreciate the longevity and credibility of NACB’s brand,” stated Dana Jackson, Vice President of Sales and Marketing for North American Crane Bureau Group. “NACB is in the process of beginning new significant relationships with large Fortune 500 corporations. We are very excited about our growth in the coming year. We have started receiving inquiries from our international partners in Europe and South America as well as their countries open up post Covid-19,” continued Mr. Jackson.

One Exam Prep benefited substantially from the change during Covid-19 to a virtual format. Virtual class attendance increased over 500% and it passed the mark of over 50,000 students taught in multiple contractor specialties. One Exam has expanded its online programs by adding over 200 new courses over the past 18 months.

Disco Learning Media recently reiterated a strong recovery post Covid-19 including the addition of new relationships with CPS Energy, the largest public power, natural gas and electric company in the United States. Disco expects to expand its relationship with the State of Texas and University of Texas in 2021. Disco has enjoyed a strong relationship with Itron Inc. as it continues its contract through 2024.

“2022 is expected to be a banner year for Disco as we close in on various contracts we had been close to signing prior to Covid-19. We believe Disco will continue to add support to ProBility’s additional subsidiaries as we connect our relationships with public and private institutions into additional services provided by One Exam and NACB.” stated Juan Garcia, President of Disco Learning Media Inc.

“Our fastidious two year turnaround from an extraordinary global circumstance has led ProBility to be in a position to begin looking at strategic acquisitions in the education and training industry for vocational trades,” stated Noah Davis, President and CFO of ProBility Media Corp. “Our goal is to become the leader in vocational digital education and training for the over 5,000 licenses and certifications around the United States. Acquisitions must meet the criteria that would increase virtual presence in the growing vocational industry and allow for additional streamlining of operations to reduce overhead as a percentage of revenue resulting in continued profitability. We are endeavoring and hopeful that these accomplishments will result in a return to historical equity prices of PBYA for our shareholders,” continued Mr. Davis.

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A reconciliation of the net loss for the year ended May 31, 2021 to adjusted EBITDA is below:

	FYE 2021	FYE 2020

Net Loss	$(202,445)	$(87,767)

Interest	269,518	564,087

Amortization	52,890	103,000

Adjusted EBITDA	$119,963	$579,320

Adjusted earnings before interest, income taxes, depreciation and amortization and before other non-operating costs and income (“Adjusted EBITDA”) is a non-GAAP financial measure. Other companies may calculate Adjusted EBITDA differently.

Financial Highlights

●	As of May 31, 2021, the Company’s cash and cash equivalents were $233,148, total assets were $3,212,416, total liabilities were $6,896,335 and stockholders’ equity was a deficit of $3,683,919.
●	Revenues for the year ended May 31, 2021, were $6,383,304 representing a decrease of $1,259,482 or 16.5%, from $7,642,786 for the same period in 2020. The decrease in revenue is principally due to COVID-19 shutdowns affecting the Company’s physical training with corporate customers who were closed and due to the release of the National Electrical Code (NEC) in 2020, resulting in an additional $1,349,140.
●	Revenues for One Exam Prep, Probability’s subsidiary (excluding the 2020 NEC revenue) saw an increase of 16.5% or $682,967 due to an increase of over 500% in virtual classes year over year.
●	Revenues for North American Crane Bureau Group (NACB) dropped 19.38% compared to the same period last year. The drop in revenue was a direct result of COVID-19 shutdowns at many of its customers’ plants and facilities. NACB derives over 70% of its revenue from on-site training at corporate locations.
●	Revenues for Disco Learning Media Inc (Disco) dropped 26.48% compared to the same period last year. The drop in revenue was a direct result of a suspension in existing contracts with corporations and state agencies that put a pause due to COVID-19.
●	Adjusted EBITDA for the year ending May 31, 2021, was $119,807 compared to $579,320 the previous year.

About ProBility Media Corp.

ProBility Media Corp. is an industrial education and training technology company headquartered in Coconut Creek, Florida, offering education online and in person programs including training in a variety of vocational industries. ProBility is executing a disruptive strategy of defragmenting the education and training marketplace by offering high quality training courses and materials to prepare the workforce for excellence. ProBility services customers from the individual to the small business to the enterprise level corporation. For more information, visit www.ProBilityMedia.com.

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Forward-Looking Statements

This Press Release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks including those related to COVID and the labor and construction markets, uncertainties and other factors which could cause the Company’s actual results, performance, or achievements to differ materially from those expressed in or implied by such statements. The Company undertakes no obligation to update or advise in the event of any change, addition or alteration to the information included in this Press Release including such forward-looking statements, except as required by federal securities laws.

Investor Relations Contact:

ProBility Media Corp.

info@probilitymedia.com

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